Exhibit 10.3

EXECUTION VERSION

MASTER PARTICIPATION AGREEMENT

MASTER PARTICIPATION AGREEMENT, dated May 1, 2023 (as it may be amended, modified or supplemented from time to time, this “Agreement”), between BANK OF MONTREAL, a Canadian chartered bank acting through its Chicago branch (solely in its respective individual capacity, “BMO”, and, with respect to each Participation Interest, in its capacity as a Lender and not as an Agent under each applicable Loan, “Seller”), and STEPSTONE GREAT LAKES SPV FACILITY II LLC, a limited liability company organized under the laws of the State of Delaware (“Participant”).

Seller has entered into loan agreements (as amended or otherwise modified from time to time, the “Loan Agreements”) with various borrowers (collectively, “Borrowers” and together with guarantors and other payment obligors under the Credit Documentation (as defined below), “Obligors”) whereby Seller has made term loans to Borrowers.

Seller wishes to sell an undivided 100% participation interest in the Loans listed on Annex A to the Sale Notice dated as of the date hereof (the “Closing Date”) and other Loans that may be listed from time to time in Sale Notices to be delivered from time to time by Seller to Participant after the Closing Date, in each case, in exchange for a cash purchase price as set out in Annex A to the relevant Sale Notice (such price, the “Purchase Price”) and Participant wishes to acquire such participation interest, in each case, in accordance with the terms and conditions set forth herein.

Accordingly, Seller and Participant agree as follows:

1. Sale and Purchase of the Participation Interests.

(a) Upon the terms and subject to the conditions hereof on the applicable Sale Date, upon receipt by Seller of the applicable Purchase Price with respect to each Participation Interest with respect thereto:

(1) Seller irrevocably sells, grants and conveys an undivided 100% participation interest in and to each Loan under a Loan Agreement listed on Annex A (and set out in a Sale Notice delivered to Participant on or prior to the Closing Date, and further Sale Notices which may be delivered to Participant from time to time after the Closing Date), which interest shall include the related Commitments (if any) and all of the related Transferred Rights (each, a “Participation Interest” and, collectively, the “Participation Interests”);

(2) Participant agrees to reimburse Seller for all amounts paid in respect of all obligations and liabilities of Seller with respect to, or in connection with, each Loan and the related Transferred Rights arising or occurring on or after the applicable Sale Date (but excluding, such obligations and liabilities of Seller relating to such Loan (i) that result from Seller’s breach of its representations, warranties, covenants, or agreements under this Agreement or the related Credit Documentation relating to such Loan (other than any such breach caused by a breach by Participant hereunder), (ii) that result from Seller’s bad faith, gross negligence, fraud or willful misconduct, in each case, as finally determined by a court of competent jurisdiction in a final non-appealable judgment or order or (iii) that are attributable to Seller’s actions or obligations in any capacity other than as a Lender (under and as defined in the related Credit Documentation (such obligations and liabilities of Seller, collectively, the “Excluded Liabilities”)), for which Seller agrees to remain responsible for and assumes and agrees to timely perform and comply with) (such obligations and liabilities other than the Excluded Liabilities, collectively, the “Assumed Obligations”), in each case, upon the terms and subject to the conditions set forth in this Agreement. Seller shall hold title to the Loan and the Commitment (if any) relating to each such Participation Interest for the benefit of Participant to the extent of such Participation Interest, other than any Participation Interest with respect to which an elevation has occurred in accordance with Section 4(f) below.

(b) The sale and purchase of Participation Interests hereunder shall be without recourse to or, except to the extent expressly set forth herein, representation or warranty by Seller, and shall be for Participant’s own account and risk, including, without limitation, the risk of loss due to the non-payment of the Loans, whether resulting from a payment default by a Borrower, an insolvency event of any Obligor, or otherwise.

(c) Participant acknowledges that, prior to the Sale Date for the sale of each Participation Interest hereunder, Seller has made available to Participant (including by posting to a virtual datasite established by Seller for the benefit of Participant (a “Deal Platform”)) electronic copies of the Loan Agreement, any separate principal guaranty agreement and any separate principal personal property security agreement, in each case related to the Loan or Loans in which the applicable Participation Interests are being acquired as in effect on the related Sale Date and excluding any schedules, appendices, exhibits, or other attachments thereto (the “Operative Documents”). Seller makes no representation or warranty and assumes no responsibility for any statements, representations and warranties made in or in connection with the Operative Documents, any related documents entered into in connection therewith and any other document or information furnished pursuant thereto (collectively, the “Credit Documentation”), the execution, legality, validity, enforceability or genuineness of any Loan Agreement and the related Credit Documentation; except that, to Seller’s knowledge, the Operative Documents made available by Seller are true and correct copies as of the date made available to Participant, as set forth in Section 11(b) below.

(d) The parties agree to account for the sale and purchase of Participation Interests on their respective books and records as an asset sale from Seller to Participant representing the transfer, sale and conveyance of an 100% undivided participation interest in and to the Participation Interest sold as of each Sale Date. It is the express intent of the parties that sale of the Participation Interests by Seller to Participant hereunder be, and be treated for all purposes as, a true sale by Seller of the Participation Interests. The sale and purchase of Participation Interests under this Agreement are structured to constitute “true participations” in compliance with 12 CFR §360.6 and are intended to qualify for treatment as sales of financial assets under FASB ASC 860-10-40.

2. Procedure for Sale and Purchase of Participation Interests.

(a) Seller (x) shall deliver on the Closing Date, and (y) may deliver to Participant from time to time thereafter, a Sale Notice (substantially in the form of Exhibit 2(a), a “Sale Notice”) with respect to the Loans on each proposed Sale Date.

(b) An Electronic Transmission by Seller to Participant of a Sale Notice shall constitute a request for payment of the Purchase Price (as defined below) of a Participation Interest. Each Sale Notice shall contain the following information with respect to the proposed sale and purchase of Participation Interest:

(1) a statement that Seller either (a) has made or advanced the Loan under the related Loan Agreement or (b) is simultaneously making or advancing the Loan under the related Loan Agreement, such that immediately prior to such proposed sale and purchase of related Participation Interest, Seller is the lender of record of such Loan;

(2) the proposed date of sale and purchase (“Sale Date”), which shall be (x) the Closing Date and, (y) at all times thereafter, the second Business Day following delivery by Seller of the Sale Notice; and

(3) the Purchase Price for each proposed Participation Interest (the “Purchase Price”) as listed on Annex A to the related Sale Notice.

(c) With respect to (x) the Participation Interest on the Closing Date, and (y) each Participation Interest sold and purchased under this Agreement, Participant shall make payment of the Purchase Price for each Participation Interest on the Sale Date as set forth in the related Sale Notice. Participant’s obligation to fund the Purchase Price on the applicable Sale Date for each purchased Participation Interest set forth in a Sale Notice is absolute, irrevocable and unconditional, and shall be paid in full in immediately available funds without setoff or counterclaim and free and clear of any deductions or withholdings whatsoever.

3. Initial Sale Date. On the initial Sale Date (occurring on the Closing Date), Participant shall make a payment of $44,154,857.00 to Seller in immediately available funds (without setoff or counterclaim and free and clear of any deductions or withholding of any kind except as required by applicable law or rule), constituting the purchase price for the Participation Interests as of the Closing Date and set forth on Annex A to the related Sale Notice.

4. Payments by Seller and Participant; Elevation; Retained Interest Collections.

(a) With respect to each Participation Interest, upon the payment of the related Purchase Price by Participant to Seller, (i) Participant shall have all of the Transferred Rights with respect to the related Loan (but for the avoidance of doubt, not any Retained Interests) and (ii) Seller shall promptly (and in any event, within one (1) Business Day of the payment of the related Purchase Price by Participant to Seller) deliver to Participant a Confirmation for such Participation Interest.

(b) Participant acknowledges and agrees that (i) Seller is entitled to receive for its own account, and Participant is not entitled to share in, structuring, agency, administrative, servicing and collection and other similar fees payable to Seller, (ii) Seller is entitled under Credit Documentation for the Loans to reimbursement of certain costs and expenses and indemnification with respect to certain liabilities with respect to the Loans under the Credit Documentation, which amounts, if not paid directly by Borrowers, may be deducted against Income Collections from time to time, and (iii) Seller and its Affiliates may generally engage in any kind of banking, servicing or trust business with any Borrower, Obligor or any of their respective Affiliates including, without limitation, making loans or extending credit to any Borrower, Obligor, or any of their respective Affiliates.

(c) Seller shall remit to Participant promptly (and in any event, within two (2) Business Days) after the date of receipt by Seller of identifiable proceeds pertaining to any Loan that constitute the Income Collections with respect to Participant’s Participation Interest in such Loan, together with corresponding collection information, in the same form received and, when necessary or appropriate, with Seller’s endorsement (without recourse, representation, or warranty), except to the extent prohibited under any applicable law, rule or order.

(d) [Reserved].

(e) Seller shall promptly forward to Participant (or its agent) all material notices, requests, reports and communications of any nature received from any Person with respect to each Loan and received by Seller in its capacity as Lender under such Loan.

(f)   Elevation.

(1) Elevation Triggers

If any payment of principal or interest for a Loan is not paid by the applicable Borrower on the due date thereof, Seller shall promptly, and in all events within five Business Days after such due date (to the extent such amount remains uncured) advise Participant of the information it has regarding such non-payment and of the actions Seller plans to take with respect thereto. In the event that, with respect to a Loan:

(i) if none of Bank of Montreal or any of its Affiliates is a Lender under the BMO Credit Agreement;

(ii) if Bank of Montreal or any of its Affiliates then engaged as Servicer resigns or ceases to be the Servicer (as defined in and under the Sourcing and Servicing Agreement) or the Sourcing and Servicing Agreement is terminated pursuant to Section 6.01(b)(y) thereof;

(iii) if Seller ceases to be a lender under all other loans advanced to, or letters of credit issued to, the same Borrower as such Loan and under the same Credit Documentation as such Loan;

(iv) if Seller becomes subject to a Bankruptcy Event; or

(v) upon the request of Seller at any time,

then, for so long as the Administrative Agent (as defined in and under the BMO Credit Agreement) has not declared all amounts owing by Participant under the BMO Credit Agreement are immediately due and payable and such declaration has not been rescinded (provided that this condition shall not apply with respect to the events in clause (iv)and (v) above), each party agrees to use commercially reasonable efforts and to take such actions as are necessary (including granting or obtaining all applicable consents, acknowledgements and/or notices (if any) required by the related Credit Documentation), as soon as reasonably practicable, to cause Participant to become a Lender under the applicable Loan Agreement with respect to all or any part of the Transferred Rights relating to such Participation Interest (an “Elevation”; and the date on which Participant becomes a Lender under the applicable Loan Agreement, the “Elevation Date”), in each case, to the extent permitted under (and subject to) the terms and conditions of the related Credit Documentation and any applicable law or regulation and subject to receipt or delivery of all necessary consents, acknowledgments and/or notices with respect thereto.

Notwithstanding anything in the foregoing to the contrary, (x) if an Elevation would contravene any law, rule, order or regulation applicable to either party, the other party may not request such Elevation, provided, however, nothing herein prevents a party from filing pleadings and appearing in any legal or administrative proceeding requesting relief from any law, rule, order or regulation (including but not limited to the automatic stay imposed by the Bankruptcy Code) that might otherwise prevent such party from requesting an Elevation, and thereafter, if relief from such law, rule order, or regulation is granted, from thereafter requesting an Elevation and (y) if any Funding Advance with respect to the applicable Transferred Rights shall then be due and payable to Seller by Participant, Participant shall pay all such amounts in full in connection with the applicable Elevation.

(2) Effect of Elevation

Upon the applicable Elevation Date, to the extent of such Elevation, (i) Participant shall assume all of the Assumed Obligations with respect to the applicable Participation Interest(s), (ii) Seller shall have no further responsibility in respect of such Assumed Obligations, in each case under the foregoing clauses (i) and (ii), such that Participant becomes the lender of record of such Loan and (iii) this Agreement shall cease to apply to such Participation Interest except as provided in the immediately following sentence; provided, that, in each case, notwithstanding any such Elevation hereunder, Seller shall continue to have the right to hold all agency roles (if any) under the related Loan Agreement and the related Credit Documentation.

Notwithstanding the foregoing, the occurrence of an Elevation shall not affect (i) each party’s rights or obligations under this Agreement (other than to the extent any such elevated Loan is assigned to a new lender of record, in which case such Loan shall no longer be subject to this Agreement), (ii) the indemnities set forth in Section 12, in each case arising on or before the Elevation Date, including, without limitation, any rights or obligations relating to a party’s breach of any of its representations, warranties, covenants or agreements hereunder, (iii) Seller’s obligation to deliver to Participant any Income Collections relating to such Participation Interest (whether received before, on or after such Elevation Date) pursuant to Section 4 of this Agreement or (iv) either party’s right to reimbursement of Agent Expenses pursuant to Section 4.

(g) Agent Expenses; Other Costs and Expenses and Indemnification.

To the extent that there are Agent Expenses to be funded with respect to any Participation Interest, any indemnification obligations owing to a Seller Indemnified Party pursuant to Section 12 or any other costs and expenses payable by Participant pursuant to Section 12, Seller shall (a) in the case of Agent Expenses, at least ten (10) Business Days prior to the date on which the funds are due, (b) in the case of any indemnification obligations owing to a Seller Indemnified Party pursuant to Section 12, promptly after such obligations arise and (c) in the case of any other costs and expenses payable by Participant pursuant to Section 12, within ten (10) days after the incurrence thereof, notify Participant, by electronic transmission or telecopier (a “Funding Notice”) of (i) such Agent Expenses, indemnification obligations or costs and expenses then due, as applicable, (ii) the amount with respect thereto to be funded by Participant (the “Funding Advance”), (iii) the currency in which the Funding Advance is to be paid and (iv) the date on which the funds are due (the “Funding Date”). Participant shall pay the Funding Advance to Seller in immediately available funds, without set-off, counterclaim or deduction of any kind not later than 4:00 p.m. (New York time) on the Funding Date. In the event that Participant fails to pay any Funding Advance on the Funding Date, Seller may, in its sole discretion, (i) for so long as Participant has not paid such Funding Advance within 5 Business Days following the relevant Funding Date, apply Participant’s beneficial ownership interest in payments with respect to all or any portion of the Transferred Rights and the Participation Interests against all or any portion of an unpaid Funding Advance, but only to the extent of the unpaid Funding Advance, and (ii) charge Participant interest at a per annum rate equal to the Federal Funds Rate from and including the time when such Funding Advance was required to be paid to but excluding the date Participant pays the Funding Advance to Seller.

(h) Retained Interest Collection.

(1) If at any time Participant receives a Retained Interest Collection, Participant shall (x) accept and hold such Retained Interest Collection for the account and sole benefit of Seller, (y) have no equitable or beneficial interest in such Retained Interest Collection and (z) deliver such Retained Interest Collection (free of any withholding, setoff, recoupment, or deduction of any kind except as required by law) promptly (but in the case of a cash Retained Interest Collection, in no event later than two (2) Business Days after the date on which Participant receives it) to Seller in the same form received and, when necessary or appropriate, with Participant’s endorsement (without recourse, representation, or warranty), except to the extent prohibited under any applicable law, rule or order. If Participant fails to pay any cash Retained Interest Collection to Seller within two (2) Business Days of receipt thereof, then Participant shall pay interest on such Retained Interest Collection for the period from (and including) the day on which such Retained Interest Collection was required to have been paid to Seller pursuant to this Section 4(h)(1) to (but excluding) the day such Retained Interest Collection is actually paid to Seller, in accordance with Section 4(i) below.

(2) If a Retained Interest Collection includes securities or other non-cash item, Participant shall, to the extent permitted by law, endorse (without recourse, representation or warranty), or use commercially reasonable efforts (at Seller’s sole expense) to assist Seller to cause to be registered in Seller’s name, or such name as Seller may direct, and deliver such securities to Seller or to such Person as Seller may direct as soon as practicable. Pending such transfer, Participant shall hold the same on behalf and for the sole benefit of Seller and Participant shall have no equitable or beneficial interest in any such Retained Interest Collection.

(3) Subject to applicable law, Seller is entitled to receive any Retained Interest Collection to be remitted by Participant under this Agreement without the withholding of any tax. If Participant receives a Retained Interest Collection that it is required to remit to Seller, Seller shall furnish to Participant such forms, certifications, statements and other documents as Participant may reasonably request to evidence Seller’s exemption from the withholding of any tax imposed by the United States of America or any other jurisdiction, whether domestic or foreign, or to enable Participant to comply with any applicable laws or regulations relating thereto, and Participant may refrain from remitting such Retained Interest Collection until such forms, certifications, statements and other documents have been so furnished.

(4) If all or any portion of a Retained Interest Collection received by Participant and transferred to Seller pursuant to this Section 4(h) is required to be rescinded, disgorged or must otherwise be returned by Participant for any reason, Seller shall promptly return such Retained Interest Collection (or portion thereof) to Participant together with all related interest and charges payable by Participant in respect thereof.

(i)   Tax withholding

(1) With respect to the payment of any funds or other property under this Agreement (including the delivery of Income Collections under Section 4(c) and Retained Interest Collections under Section 4(h)), whether from Seller to Participant or from Participant to Seller, (i) the Party required to deliver an Income Collection or a Retained Interest Collection or otherwise make a payment may withhold therefrom any amount required by applicable law or pursuant to FATCA (if applicable) to be withheld, and any amount so withheld shall be treated for all purposes of this Agreement as having been paid to the recipient of the payment from which the amount was withheld, and (ii) the Party failing to make full payment of any amount when due shall, upon demand by the other Party, pay such defaulted amount together with interest on it (for each day from (and including) the date when due to (but excluding) the date when actually paid) at a rate equal to the Federal Funds Rate.

(2) Notwithstanding anything to the contrary herein, the Party required to deliver an Income Collection or Retained Interest Collection shall (subject to that Party’s right to withhold pursuant to Section 4(h)(1)) remit to the receiving Party the amount that the delivering Party would have received in respect of such Income Collection or Retained Interest Collection in the absence of any withholding (including any FATCA withholding) that has occurred prior to such delivery, except to the extent that (i) such withholding was imposed as a result of the receiving Party’s failure to comply with any of its obligations under Section 4(h)(3) or (4), (ii) withholding would have been imposed on the receiving Party had the receiving Party received such Income Collection or Retained Interest Collection directly or (iii) FATCA withholding was imposed solely as a result of the receiving Party’s status under FATCA.

(3) Subject to applicable law, each Party is entitled to receive any Income Collection or Retained Interest Collection to be remitted by other Party under this Agreement without the withholding of any tax.  If Seller or Participant, as applicable receives an Income Collection or Retained Interest Collection that it is required to remit to the receiving Party, such receiving Party shall furnish to the delivering Party such forms, certifications, statements and other documents as the delivering Party may reasonably request to evidence the receiving Party’s exemption from the withholding of any tax imposed by the United States of America or any other jurisdiction, whether domestic or foreign, or to enable the delivering Party to comply with any applicable laws or regulations relating thereto, and the delivering Party may refrain from delivering such Income Collection or Retained Interest Collection, as applicable, until such forms, certifications, statements and other documents have been so furnished.

(4) Without limiting the generality of Section 4(h)(3), if a payment required under this Agreement or a payment of any Income Collection or Retained Interest Collection would be subject to withholding imposed by FATCA if the receiving Party were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable, or any applicable intergovernmental agreement or regulation), or on account of any of the receiving Party’s “recalcitrant account holders” within the meaning of Section 1471(d)(6) of the Code, the receiving Party shall deliver to the delivering Party, at such time or times reasonably requested by the delivering Party, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the delivering Party as may be necessary for the delivering Party to comply with its obligations under FATCA and to determine that the receiving Party has complied with the receiving Party’s obligations under FATCA or to determine the amount required to be deducted and withheld from such payment.  Each Party agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the other Party in writing of its legal inability to do so.

(j)   Except as provided in the foregoing provisions of this Section 4, all payments made by Participant to Seller or by Seller to Participant under this Agreement shall be made in the lawful currency of the United States by wire transfer of immediately available funds to Seller or Participant, as applicable, in accordance with the wire instructions provided in writing by the applicable recipient thereof.

5.    Adjustment of Certain Payments. Upon written notice from Seller, Participant agrees to promptly repay to Seller any amounts that (i) were paid to Participant in error, or not otherwise required to be paid to Participant hereunder, or (ii) have been rescinded, disgorged or must otherwise be returned by Seller for any reason, together with all related interest and charges payable by Seller in respect thereof.

6. Consent Rights.

(a) Seller shall:

(i) notify Participant in writing (which may be by email) of the occurrence of (x) any Sacred Rights Loan Modification (as defined below) or (y) solely to the extent a lender is permitted to grant a participant voting rights under the express terms of the applicable Loan Agreement with respect thereto, any other vote (any vote described in this clause (y), a “Non-Sacred Rights Loan Modification”), in each case, whether pursuant to any amendments, consents, waivers, modifications or other action and in respect of which the applicable Credit Documentation provides that Seller (in its capacity as the lender of record under such Credit Documentation) has the right to consent to or approve such Sacred Rights Loan Modification and/or Non-Sacred Rights Loan Modification with respect to the applicable Loan or the Credit Documentation relating to a Participation Interest of Participant (collectively, “Consent Rights”), and

(ii) provide to Participant any related documentation, instructions or notices provided to Seller (in its capacity as the lender under such Credit Documentation) in relation to any requested or proposed exercise of Consent Rights, promptly and in any event within three Business Day after the earlier of (x) receipt of notice thereof or (y) otherwise becoming aware thereof, in each case (in its capacity as the lender under such Credit Documentation) by personnel of Seller responsible for administration of the applicable Loan(s); and

(b) On and after the applicable Sale Date relating to a Participation Interest, Seller retains the exclusive right to, and shall continue to have sole authority to, make, grant and exercise (or refrain from making, granting and exercising) all votes, whether pursuant to amendments, consents or waivers, and otherwise to exercise (or refrain from exercising) all other rights and remedies with respect to the Transferred Rights and Assumed Obligations relating to such Participation Interest (including any Consent Rights), except with respect to any Non-Sacred Rights Loan Modifications and Sacred Rights Loan Modifications (as defined below); provided that:

(1) With respect to a Non-Sacred Rights Loan Modification, Seller shall take (or refrain from taking) any action with respect to the Transferred Rights and Assumed Obligations relating to such Participation Interest (an “Act”) in accordance with the prior written instructions of Participant, provided that if Participant does not provide any written instructions to Seller within one (1) Business Day following a request from Seller for instructions, then Participant shall be deemed to have provided instructions to Seller to take (or refrain from taking) such Act in the same manner as any action Seller is taking (or refraining from taking) with respect to its Retained Interests and Excluded Liabilities (or, solely in the event Seller does not have any Retained Interests or Excluded Liabilities, in the manner recommended by the applicable Agent that is the “Administrative Agent” or other similar capacity under the applicable Credit Documentation), in each case except (A) as restricted or prohibited under applicable law, rule, order or the Credit Documentation relating to such Participation Interest (and such restrictions or prohibitions are hereby incorporated by reference as if set forth herein) or (B) if following such instructions might (in Seller’s reasonable determination) expose Seller to any obligation, liability or expense that in Seller’s reasonable judgment is material and for which Seller has not been provided adequate indemnity.

(2) With respect to a Sacred Rights Loan Modification, Seller shall take (or refrain from taking) any Act in accordance with the prior written instructions of Participant, provided that if Participant does not provide any written instructions to Seller within three (3) Business Days following a request from Seller for instructions, then Participant shall be deemed to have provided instructions to Seller to take (or refrain from taking) such Act in the same manner as any action Seller is taking (or refraining from taking) with respect to its Retained Interests and Excluded Liabilities (or, solely in the event Seller does not have any Retained Interests or Excluded Liabilities, in the manner recommended by the applicable Agent that is the “Administrative Agent” or other similar capacity under the applicable Credit Documentation), in each case except (A) as restricted or prohibited under applicable law, rule, order or the Credit Documentation relating to such Participation Interest (and such restrictions or prohibitions are hereby incorporated by reference as if set forth herein) or (B) if following such instructions might (in Seller’s reasonable determination) expose Seller to any obligation, liability or expense that in Seller’s reasonable judgment is material and for which Seller has not been provided adequate indemnity.

(3) “Sacred Rights Loan Modification” means, with respect to a Loan, solely to the extent a lender is permitted to grant a participant voting rights under the express terms of the applicable Loan Agreement with respect thereto, any amendment or modification thereto that either (i) requires the consent of each lender (or directly and adversely affected lender, as applicable) of such Loan to approve or consent to or (ii) the effect of which is to (it being agreed and understood by Participant that a Loan Agreement may not expressly permit a lender to grant a participant voting rights with respect to (x) some or all of the following, or (y) any amendment or modification the effect of which is or would be any of the following, as the case may be, and Seller makes no representations, warranties or guarantees with respect to any such voting rights being available to Participant):

(A) postpone, delay, or extend any date fixed for, reduce or waive, any scheduled installment of principal or any payment of interest due under the relevant Loan Agreement, or extend the maturity of any payment;

(B) reduce the principal of, or the rate of interest specified under the relevant Loan Agreement or the amount of interest payable in cash specified therein;

(C) reduce or alter the timing of any fee or any other amount payable to any lender;

(D) increase the commitment of any lender or the amount of advances of any lender, reduce the commitment of any lender, or extend the commitment period of any lender;

(E) alter any priority of payment and any definitions or provisions in a manner that would alter the order of application of proceeds or would alter the pro rata sharing of payments required thereby;

(F) change any provision of the amendment or modification provisions under the relevant Loan Agreement or reduce the percentages specified in the definitions of “Required Lenders,” “Majority Lenders”, “Supermajority” (or any analogous definition) or any other provision hereof specifying the number or percentage of lenders required to amend, waive or otherwise modify any rights under such provision or make any determination or grant any consent hereunder, without the written consent of each lender directly affected thereby;

(G) consent to the assignment or transfer by any party hereto of such Person’s rights and obligations under any transaction document to which it is a party (except as expressly permitted hereunder), in each case, without the written consent of each lender;

(H) alter or waive any financial covenants in the related Credit Documentation or any definitions used in the any of the financial covenants in the related Credit Documentation; or

(I) release all or substantially all of the collateral security for such Loan, except as otherwise may be provided in the relevant Loan Agreement or the related Credit Documentation.

7. Grant of Security. It is the express intent of the parties that, as of the date hereof, Seller shall have sold to the Participant, and the Participant shall be the absolute owner of, the applicable Participation Interests. Such transfer shall be deemed an absolute sale and transfer and not a loan or a grant of security. As a precaution in case any such sale were to be challenged and re-characterized as a loan and grant of security rather than a payment of the purchase price for an ownership interest, to secure its obligations under this Agreement, Seller hereby pledges, assigns and grants to Participant a continuing security interest in, lien on and right of set-off against, all of its right, title and interest (if any), whether now owned or hereafter acquired, in, to and under the Participation Interests subject to this Agreement and all proceeds thereof whether now existing or hereafter arising (collectively, the “Collateral”). Seller hereby represents that (x) the creation and perfection of the foregoing security interests by Seller are within its corporate powers and have been duly authorized by all necessary corporate action; and (y) the foregoing security interests constitute valid and, upon filing of the requisite Uniform Commercial Code financing statements, perfected first priority security interests in the Collateral securing Seller’s obligations under this Agreement. Notwithstanding the foregoing grant, Seller acknowledges and agrees that it has not retained any beneficial or equitable interest in the Participation Interests that are being purchased by the Participant pursuant to and are the subject of this Agreement. Seller, by execution and delivery of this Agreement, authorizes the Participant to file Uniform Commercial Code financing statements (and any other continuation statements) naming Seller as debtor and the Participant as secured party, which may be further assigned by the Participant, in each jurisdiction that the Participant reasonably deems necessary in order to perfect Participant’s security interests in the Participation Interests granted hereunder. Seller represents and warrants to Participant that, for the purposes of Section 9-307 of the Uniform Commercial Code, Seller has more than one place of business and its chief executive office is in Canada.

8. Representations of Seller. Seller represents and warrants to Participant (as of each Sale Date and, where specifically indicated, the Closing Date) that:

(a)

(i) on the Closing Date, it has full power and authority, and has taken all actions necessary for it, to execute and deliver this Agreement and to consummate the transactions contemplated hereby;

(ii) it is the sole legal and beneficial owner of and has good title to each of the Loans, the Commitments (if any) and the other Transferred Rights free and clear of any lien, security interest, encumbrance or other adverse claim;

(iii) on the Closing Date, by executing, signing and delivering this Agreement, the person signing, executing and delivering this Agreement on behalf of Seller is authorized to execute, sign and deliver this Agreement;

(iv) this Agreement and the transactions contemplated hereby are the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, except that such enforceability may be limited by bankruptcy, insolvency, or other similar laws of general applicability affecting the enforcement of creditors’ rights generally and by a court’s discretion in relation to equitable remedies;

(v) on each Sale Date with respect to the Loans in which Participation Interests are being sold by Seller on such Sale Date, it is selling the Participation Interests for its own account in respect of a commercial transaction made in the ordinary course of its finance business and not with a view to any resale or distribution thereof, and that the sale of the Participation Interests hereunder does not constitute the “sale” of a “security” within the meaning of any federal or state securities law, rule or regulation; and

(vi) on each Sale Date, with respect to each Loan in which Participation Interests are being sold by Seller on such Sale Date, satisfies (subject to the proviso below) each of the Eligibility Criteria (as defined in and set forth as Schedule I to the Sourcing and Servicing Agreement) provided, however, notwithstanding anything to the contrary in this clause (a)(vi):

(w) as to any Eligibility Criteria (including those regarding EBITDA, loan-to-value and leverage ratios) the satisfaction of which cannot be determined by comparing the terms of such Loan as set forth in the underlying Credit Documentation for such Loan to the Eligibility Criteria, Seller has originated or underwritten such Loan in compliance with its applicable policies and procedures, exercising its customary level of care and diligence and relying in good faith, following due inquiry in accordance with Seller’s customary level of diligence in accordance with its standard underwriting policies and procedures, on information provided by a borrower or private equity sponsor with respect to such Loan, including, without limitation, any ongoing certifications and deliveries provided with respect to such Loan, and Seller has determined in good faith that such Loan satisfies such Eligibility Criteria;

(x) no representation or warranty is made by Seller with respect to the following Eligibility Criteria:

(A) paragraph (vi) (but solely with respect to (1) Participant and (2) other Collateral (as defined in the BMO Credit Agreement) that is not a Loan in which a Participation Interest is being sold on such Sale Date, in each case, not being required to be registered as an “investment company” under the provisions of the 1940 Act) of the Eligibility Criteria;

(B) paragraph (x) (but solely with respect to the treatment by Participant) of the Eligibility Criteria; and

(C) paragraph (xxii) of the Eligibility Criteria; and

(y) the representation and warranty made by Seller with respect to the following Eligibility Criteria are limited to Seller’s actual knowledge:

(A) paragraph (xi) (but solely with respect to clause (a)(ii), clause (c) and clause (d) of the definition of “Defaulted Loan” (as defined in the BMO Credit Agreement)) of the Eligibility Criteria (and for the avoidance of doubt, with respect to the other clauses of the definition of “Defaulted Loan” (as defined in the BMO Credit Agreement), Seller’s representation and warranty shall not be limited to Seller’s actual knowledge);

(B) paragraph (xvii) of the Eligibility Criteria;

(C) paragraph (xxiii) (but solely with respect to other loans of the related underlying Obligor that are not Loans in which a Participation Interest is being sold on such Sale Date) of the Eligibility Criteria; and

(D) paragraph (xxiv)(d) of the Eligibility Criteria; and

(z) solely for the purposes of the Seller’s representation and warranty under this clause (a)(vi), the reference to “Defaulted Loan” in paragraph (xi) of the Eligibility Criteria shall be deemed to be amended such that clause (e) of the definition of “Defaulted Loan” (as defined in the BMO Credit Agreement) shall read “the BMO Servicer determines that all or a material portion of such Loan Asset is uncollectible or otherwise places it on non-accrual status in accordance with the policies and procedures of the BMO Servicer and its servicing and/or underwriting standard”;

(b) on each Sale Date with respect to the Loans in which Participation Interests are being purchased by Participant on such Sale Date: (i) the Credit Documentation made available by Seller with respect to the applicable Loans pursuant to Section 11(b) are accurate copies of such documents as of such Sale Date, and (ii) except to the extent disclosed to Participant, it has not declared or delivered any notice of event of default and has not received from any Obligor any notice of any default, or circumstances that could constitute a defense to payment by any Borrower or Obligor with respect to the applicable Loans;

(c) on each Sale Date with respect to the Loans in which Participation Interests are being purchased by Participant on such Sale Date, Seller’s execution, delivery, and performance of the Credit Documentation to which it is or will become a party have not resulted, did not result on the Closing Date and will not result in a breach or violation of any provision of (i) Seller’s organizational documents, (ii) any statute, law, writ, order, rule or regulation of any Governmental Authority applicable to Seller, (iii) any judgment, injunction, decree or determination of any Governmental Authority applicable to Seller or (iv) any contract, indenture, mortgage, loan agreement, note, lease or other agreement, document or instrument to which Seller may be a party, by which Seller may be bound or to which any of the assets of Seller is subject;

(d) (i) on each Sale Date with respect to the Loans in which Participation Interests are being purchased by Participant on such Sale Date, other than (x) applicable consent(s), acknowledgment(s) and/or notice(s) (if any) or other actions under the applicable Credit Documentation to grant a participation in the applicable Transferred Rights (if any), or, in connection with an Elevation, and (y) the applicable consent(s), acknowledgement(s) and/or notice(s) (if any) under the applicable Credit Documentation to assign the applicable Transferred Rights in connection with an Elevation, no notice to, registration with, consent or approval of or any other action by any relevant Governmental Authority or other Entity is, will be or was on the applicable Sale Date required for Seller to execute, deliver, and perform its obligations under, the Credit Documentation to which Seller is or will become a party; and

(ii) for the avoidance of doubt, on each Sale Date with respect to the Loans in which Participation Interests are being purchased by Participant on such Sale Date, Seller has obtained all applicable consent(s), acknowledgment(s) and/or notice(s) (if any) or other actions under the applicable Credit Documentation to grant a participation in the applicable Transferred Rights to Participant;

(e) on each Sale Date with respect to the Loans in which Participation Interests are being purchased by Participant on such Sale Date, with respect to each Participation Interest to be sold hereunder by Seller (i) the outstanding principal amount(s) of the Loans and the principal amount(s) of the Commitments (if any) as of the applicable Sale Date are accurately stated in the Sale Notice for such Sale Date, (ii) any PIK Interest that accreted to the principal amount of the Loans on or prior to the Sale Date is specified in the Sale Notice and is a proportionate share of PIK Interest that accreted during such period to all of Seller’s loans of the same tranche under the Loan Agreement as the Loans, and (iii) all PIK Interest and any other paid-in-kind interest (if any) that accreted to the principal amount of the Loans after the applicable settlement date on which Seller acquired the Loans but on or prior to the Sale Date is included in the outstanding principal amount(s) of the Loans listed in such Sale Notice;

(f)   on each Sale Date with respect to the Loans in which Participation Interests are being purchased by Participant on such Sale Date, with respect to each Participation Interest to be sold hereunder by Seller, the amounts utilized in calculating the Purchase Price, as specified in the funding memorandum (if any) agreed by Buyer and Seller, are true and correct as of each applicable date, and the Purchase Price has been calculated in accordance with Annex A to the Sale Notice;

(g) at least one of the following is true: (i) no interest in the Participation Interest is being sold by or on behalf of one or more Benefit Plans, (ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds), and PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers) is applicable with respect to the sale of the Participation Interest, or (iii) the Participation Interest is being sold by the Seller from a fund managed by a Qualified Professional Asset Manager within the meaning of Part VI of PTE 84-14, such manager made the investment decision on behalf of the Seller to sell the Participation Interest to Participant as contemplated by the Sale Notice, and the sale of the Participation Interest satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14, and to the best knowledge of the individual making the investment decision to transfer the Participation Interest on behalf of the Seller, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied;

(h) on each Sale Date with respect to the Loans in which Participation Interests are being purchased by Participant on such Sale Date, Seller has provided to Participant, on or prior to the Sale Date (i) the Loan Agreement and all intercreditor agreements, subordination agreements, waivers and amendments executed in connection therewith, in each case as in effect as of the date of the applicable Sale Notice, and (ii) any other Credit Documentation reasonably requested by Participant;

(i)   on each Sale Date with respect to the Loans in which Participation Interests are being purchased by Participant on such Sale Date, Seller (i) is a sophisticated Entity with respect to the sale of such Participation Interest and the retention of the Excluded Liabilities related to such Participation Interest, (ii) has adequate information concerning the business and financial condition of Borrower and Obligors to make an informed decision regarding the sale of such Participation Interest and the retention of the Excluded Liabilities related to such Participation Interest and (iii) has independently and without reliance upon Participant, and based on such information as Seller has deemed appropriate, made its own analysis and decision to enter into this Agreement, except that Seller has relied upon Participant’s express representations, warranties, covenants and agreements in this Agreement. Seller acknowledges that Participant has not given Seller any investment advice, credit information or opinion on whether the sale of any Participation Interest or the retention of the Excluded Liabilities relating to any Participation Interest is prudent;

(j)   Seller acknowledges that neither Participant nor any of its officers, directors, employees, agents or Affiliates will, by virtue of the sale of any Participation Interest or the execution, delivery, and performance of this Agreement or any related documents: (i) exercise any discretionary authority or control with respect to the management of Seller or any of its Affiliates or with respect to the management or disposition of any asset of any of them; (ii) render any investment advice, direct or indirect, with respect to the money or property of Seller or any of its Affiliates or (iii) have any discretionary authority or responsibility in the administration of Seller or any of its Affiliates;

(k) Seller acknowledges that (i) the transactions contemplated by this Agreement are arm’s-length commercial transactions between Seller, on the one hand, and Participant, on the other hand, and (ii) in connection therewith and with the process leading thereto, (A) Participant has not assumed an advisory or fiduciary responsibility in favor of Seller with respect to the transactions contemplated hereby or the process leading thereto and (B) Seller has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgments with respect to such transactions and the process leading thereto. Seller agrees that it will not claim that Participant has rendered advisory services of any nature or respect (including any advice as to the value of, or the advisability of investing in, any Participation Interests), or owes a fiduciary or similar duty to, in connection with such transaction or the process leading thereto;

(l)   on each Sale Date with respect to the Loans in which Participation Interests are being purchased by Participant on such Sale Date, Seller acknowledges that (i) Participant currently may have, and later may come into possession of, information with respect to the Transferred Rights, the Excluded Liabilities, Borrower, Obligors or any of their respective Affiliates that is not known to Seller and that may be material to a decision to sell such Participation Interest and to retain the Excluded Liabilities relating to such Participation Interest (“Seller Excluded Information”), (ii) Seller has determined to sell such Participation Interest and to retain such Excluded Liabilities notwithstanding its lack of knowledge of Seller Excluded Information and (iii) Participant shall have no liability to Seller or any Seller Indemnitee and Seller waives and releases any claims that it might have against Participant whether under applicable securities laws or otherwise, with respect to the nondisclosure of Seller Excluded Information in connection with the purchase and sale of Participation Interests under this Agreement; provided, however, that Seller Excluded Information shall not and does not affect the truth or accuracy of Participant’s representations or warranties in this Agreement;

(m) Seller hereby acknowledges and agrees that (i) Participant has not provided any tax advice to Seller in connection with the transactions contemplated hereby or any other matters and Seller is not relying upon any advice or any information or material furnished by Participant or its representatives, whether oral or written, express or implied, of any nature whatsoever with respect to tax matters, and (ii) Seller has received appropriate tax advice to the extent necessary to confirm that the structure of any transactions contemplated by this Agreement complies in all material respects with applicable tax laws; provided, however, that this clause (m) is without prejudice to Participant’s representations and warranties under Section 9 below;

(n) other than as expressly set forth in clauses (a) and (m) above, Seller makes no other representation or warranty and assumes no responsibility for any statements, representations and warranties made in or in connection with any Loan Agreement, any other Credit Documentation or any other document or information furnished pursuant thereto, the execution, legality, validity, enforceability or genuineness of any Loan Agreement, any other Credit Documentation or any document or information provided in connection therewith and the existence, nature or value of any collateral security for the Loans; and

(o) Seller assumes no responsibility (and makes no representation or warranty) with respect to the financial condition of any Borrower or Obligor or the performance or nonperformance by any Borrower or Obligor of any obligation under any Loan Agreement, any other Credit Documentation or any document provided in connection therewith. Seller hereby informs Participant that Seller has not undertaken and is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with any sale and purchase of Participation Interests or any other transactions contemplated hereunder, and that Seller has a financial interest in such transactions in that Seller may recognize a gain in connection with the transactions if Seller purchased the Loans, the Commitments (if any) and the Transferred Rights at a purchase price less than the applicable Purchase Price, and that Seller, or an affiliate, may receive fees or other payments in connection with such transactions and/or the Loans, the Commitments (if any) and the Transferred Rights pursuant to the applicable Loan Agreement or otherwise.

Except as expressly stated in this Agreement, Seller makes no representations or warranties, express or implied, with respect to the transactions under this Agreement.

9. Representations of Participant. Participant represents and warrants to Seller (as of each Sale Date and, where specifically indicated, the Closing Date) that:

(a) (i) on the Closing Date, it has full power and authority, and has taken all actions necessary for it, to execute and deliver this Agreement and to consummate the transactions contemplated hereby, (ii) on the Closing Date, by executing, signing and delivering this Agreement, the person signing, executing and delivering this Agreement on behalf of Participant is authorized to execute, sign and deliver this Agreement, (iii) the purchase of the Participation Interests hereunder constitutes a commercial transaction and does not represent an investment in Seller or any Obligor, (iv) and on each Sale Date with respect to the Loans in which Participation Interests are being purchased by Participant on such Sale Date, it is purchasing the Participation Interests for its own account in respect of a commercial transaction made in the ordinary course of its finance business and not with a view to any resale or distribution thereof, and that the acquisition of the Participation Interests hereunder does not constitute the “purchase” or “sale” of a “security” within the meaning of any federal or state securities law, rule or regulation, and (v) this Agreement and the transactions contemplated hereby are the legal, valid and binding obligations of Participant, enforceable against Participant in accordance with their respective terms, except that such enforceability may be limited by bankruptcy, insolvency, or other similar laws of general applicability affecting the enforcement of creditors’ rights generally and by a court’s discretion in relation to equitable remedies;

(b) on each Sale Date with respect to the Loans in which Participation Interests are being purchased by Participant on such Sale Date, Participant’s execution, delivery, and performance of the Credit Documentation to which it is or will become a party have not resulted, did not result on the Closing Date and will not result in a breach or violation of any provision of (i) Participant’s organizational documents, (ii) any statute, law, writ, order, rule or regulation of any Governmental Authority applicable to Participant, (iii) any judgment, injunction, decree or determination of any Governmental Authority applicable to Participant or (iv) any contract, indenture, mortgage, loan agreement, note, lease or other agreement, document or instrument to which Participant may be a party, by which Participant may be bound or to which any of the assets of Participant is subject;

(c) other than applicable consent(s), acknowledgment(s) and/or notice(s) (if any) or other actions under the applicable Credit Documentation to grant a participation in the applicable Transferred Rights (if any), or, in connection with an Elevation, the applicable consent(s), acknowledgement(s) and/or notice(s) (if any) under the applicable Credit Documentation to assign the applicable Transferred Rights in connection with an Elevation, on each Sale Date with respect to the Loans in which Participation Interests are being purchased by Participant on such Sale Date, no notice to, registration with, consent or approval of or any other action by any relevant Governmental Authority or other Entity is, will be or was on the Closing Date required for Participant to execute, deliver, and perform its obligations under, the Credit Documentation to which Participant is or will become a party;

(d) on each Sale Date with respect to the Loans in which Participation Interests are being purchased by Participant on such Sale Date, without characterizing any Participation Interest as a “security” within the meaning of applicable securities laws, Participant is not purchasing any such Participation with a view towards the sale or distribution thereof in violation of the Securities Act;

(e) on each Sale Date with respect to the Loans in which Participation Interests are being purchased by Participant on such Sale Date, Participant (i) acting through its Manager (under and as defined in the BMO Credit Agreement) is a sophisticated Person with respect to the purchase of such Participation Interest and the agreement to reimburse Seller in respect of the Assumed Obligations relating to such Participation Interest, (ii) is able to bear the economic risk associated with the purchase of such Participation Interest and the agreement to reimburse Seller in respect of the Assumed Obligations relating to such Participation Interest, (iii) has adequate information (either delivered pursuant to the terms of the Sourcing and Servicing Agreement or delivered following the request of Participant thereunder) concerning the business and financial condition of the applicable Borrower and Obligors to make an informed decision regarding the purchase of such Participation Interest and the agreement to reimburse Seller in respect of the Assumed Obligations relating to such Participation Interest, (iv) has such knowledge and experience, and has made investments of a similar nature, so as to be aware of the risks and uncertainties inherent in the purchase of rights and assumption of liabilities of the type contemplated in this Agreement and (v) has independently and without reliance upon Seller, and based on such information (either delivered pursuant to the terms of the Sourcing and Servicing Agreement or delivered following the request of Participant thereunder) as Participant has deemed appropriate, made its own analysis and decision to enter into this Agreement, except that Participant has relied upon Seller’s express representations, warranties, covenants and agreements in this Agreement. Participant has not and will not rely on Seller as to what internal rating Seller may have assigned to any Loan. Participant acknowledges that Seller has not given Participant any investment advice, credit information or opinion on whether the purchase of any Participation Interest or the agreement to reimburse Seller in respect of the Assumed Obligations relating to any Participation Interest is prudent;

(f)   except as otherwise expressly provided in this Agreement and the Sourcing and Servicing Agreement, Participant has not relied and will not rely on Seller to furnish or make available any documents or other information regarding the credit, affairs, financial condition or business of any Borrowers or any Obligors, or any other matter concerning any Borrower or any Obligor;

(g) Participant acknowledges that neither Seller nor any of its officers, directors, employees, agents or Affiliates will, by virtue of the sale of any Participation Interest or the execution, delivery, and performance of this Agreement or any related documents: (i) exercise any discretionary authority or control with respect to the management of Participant or any of its Affiliates or with respect to the management or disposition of any asset of any of them; (ii) render any investment advice, direct or indirect, with respect to the money or property of Participant or any of its Affiliates or (iii) have any discretionary authority or responsibility in the administration of Participant or any of its Affiliates;

(h) Participant acknowledges that (i) the transactions contemplated by this Agreement are arm’s-length commercial transactions between Participant, on the one hand, and Seller, on the other hand, and (ii) in connection therewith and with the process leading thereto, (A) Seller has not assumed an advisory or fiduciary responsibility in favor of Participant with respect to the transactions contemplated hereby or the process leading thereto and (B) Participant has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgments with respect to such transactions and the process leading thereto. Participant agrees that it will not claim that Seller has rendered advisory services of any nature or respect (including any advice as to the value of, or the advisability of investing in, any Participation Interests), or owes a fiduciary or similar duty to, in connection with such transaction or the process leading thereto;

(i)   on each Sale Date with respect to the Loans in which Participation Interests are being purchased by Participant on such Sale Date, Participant acknowledges that (i) Seller currently may have, and later may come into possession of, information with respect to the Transferred Rights, the Assumed Obligations, Borrowers, Obligors or any of their respective Affiliates relating to such Participation Interest that is not known to Participant or any of its Affiliates and that may be material to a decision to purchase such Participation Interest and agree to reimburse Seller in respect of the Assumed Obligations relating to such Participation Interest (“Participant Excluded Information”), (ii) Participant has determined to purchase such Participation Interest and agree to reimburse Seller in respect of the Assumed Obligations relating to such Participation Interest notwithstanding its lack of knowledge of Participant Excluded Information and (iii) Seller shall have no liability to Participant or any Participant Indemnitee and Participant waives and releases any claims that it might have against Seller or any Seller Indemnitee, whether under applicable securities laws or otherwise, with respect to the nondisclosure of Participant Excluded Information in connection with the transactions under this Agreement; provided, however, that Participant Excluded Information shall not and does not affect the truth or accuracy of Seller’s representations or warranties in this Agreement;

(j)   at least one of the following is true: (i) no interest in the Participation Interests is being acquired by or on behalf of an entity that is, or at any time while the Participation Interests is held thereby will be, one or more Benefit Plans, (ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds), and PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers) is applicable with respect to the purchase and holding of the Participation Interests and the exercise of Participant’s rights hereunder, or (iii) the funds being used by Participant to purchase the Participation Interests are from a fund managed by a Qualified Professional Asset Manager within the meaning of Part VI of PTE 84-14, such manager made the investment decision on behalf of the Participant to purchase the Participation Interests from the Seller as contemplated by this Agreement, and the purchase of the Participation Interests hereunder satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14, and to the best knowledge of the individual making the investment decision to purchase the Participation Interests on behalf of the Participant, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied. In addition, less than 25%, in the aggregate (computed in accordance with Department of Labor Regulation 2510.3-101(f) as modified by Section 3(42) of ERISA) of the Participation Interests, is being acquired by or on behalf of, and shall at any time be held by, Benefit Plans;

(k) on each Sale Date with respect to the Loans in which Participation Interests are being purchased by Participant on such Sale Date, Participant acknowledges that without in any way limiting the representations and warranties of Seller contained in this Agreement, it is assuming all risk with respect to the accuracy or sufficiency of such Credit Documentation, other than any representations, warranties or covenants made by Seller in this Agreement or such Credit Documentation to which Seller is a party;

(l)   without characterizing any Participation Interest as a security, Participant is an “accredited investor” as defined in Rule 501 under the Securities Act;

(m) on each Sale Date with respect to the Loans in which Participation Interests are being purchased by Participant on such Sale Date, Participant acknowledges that, (i) if applicable, it has received copies of (A) the Loan Agreement and all intercreditor agreements, subordination agreements, waivers and amendments executed in connection therewith, in each case as in effect as of the date of the applicable Sale Notice (delivered pursuant to the terms of the Sourcing and Servicing Agreement or delivered following the request of Participant thereunder), and (B) any other Credit Documentation reasonably requested by Participant and delivered by Seller or Servicer (as defined in and under the Sourcing and Servicing Agreement) to Participant, and (ii) without in any way limiting the representations and warranties of Seller contained in this Agreement, it is assuming all risk with respect to the accuracy or sufficiency of such Credit Documentation delivered to Participant, other than any representations, warranties or covenants made by Seller in this Agreement or the applicable Credit Documentation to which Seller is a party;

(n) [Reserved];

(o) Participant acknowledges that no provision in this Agreement prevents Seller or any of its Affiliates, shareholders, members, managers, partners, directors, officers, employees, attorneys or agents from engaging in other businesses or from rendering services of any kind to any Person;

(p) Participant will be disregarded as an entity separate from its owner pursuant to Treasury Regulations Section 301.7701-3(b)(ii), and neither Participant nor any other Person on its behalf shall make an election to be treated as other than an entity disregarded from its owner under Treasury Regulations Section 301.7701-3(c);

(q) Participant is entitled to complete exemption from withholding of United States federal income tax on payments required to be made to it hereunder; and

(r)   Participant hereby acknowledges and agrees that (i) Seller has not provided any tax advice to Participant in connection with the transactions contemplated hereby or any other matters and Participant is not relying upon any advice or any information or material furnished by Seller or its representatives, whether oral or written, express or implied, of any nature whatsoever with respect to tax matters, and (ii) Participant has received appropriate tax advice to the extent necessary to confirm that the structure of any transactions contemplated by this Agreement complies in all material respects with applicable tax laws; provided, however, that this clause (r) is without prejudice to Seller’s representations and warranties under Section 8 above.

Except as expressly stated in this Agreement, Participant makes no representations or warranties, express or implied, with respect to the transactions under this Agreement.

10.   Agreements of Participant.

(a) All payments by Participant hereunder in respect of the Participation Interests shall be made in U.S. Dollars, in immediately available funds, to such account of Seller in such location in New York, New York as Seller may designate, without deduction, setoff or counterclaim.

(b) Participant acknowledges and agrees that, independently and without reliance on Seller and based on such documents and information as Participant has deemed appropriate, it has made its own credit analysis and decision to enter into this Agreement and will continue to make its own credit analysis and decision to purchase the Participation Interests hereunder.

(c) Participant acknowledges that (a) Seller’s sale of each Participation to Participant and Participant’s agreement to reimburse Seller in respect of the Assumed Obligations relating to such Participation are irrevocable and (b) Participant shall have no recourse to Seller, except for (i) Seller’s breaches of its representations, warranties or covenants and (ii) Seller’s indemnities, in each case, as expressly stated in this Agreement.

(d) Seller acknowledges that (a) its sale of each Participation to Participant is a true and irrevocable sale, (b) Seller shall have no recourse to the Transferred Rights or any Participation except to the extent (if any) permitted pursuant to Section 4(f) and (c) Seller shall have no recourse to Participant, except for (i) Participant’s breaches of its representations, warranties or covenants and (ii) Participant’s indemnities, in each case, as expressly stated in this Agreement.

11.   Administration; Disclaimer.

(a) Seller shall administer and manage each Loan Agreement and the related Credit Documentation in the ordinary course of its business and with the same degree of care which Seller normally exercises in administering and managing assets with respect to which no Participation Interests are sold, subject to the following: (i) Seller shall have no duties or liabilities except those expressly set forth in this Agreement and shall have no fiduciary obligations to Participant; (ii) Seller shall not be responsible to Participant for any recitals, statements, representations or warranties contained in any Loan Agreement or related Credit Documentation or for the value, validity, effectiveness, genuineness, collectability, enforceability or sufficiency thereof, or for the perfection, priority or value of the Loans, the collateral security for the Loans or Income Collections therefor, or for the financial condition of any Borrower or Obligor or any failure of any thereof to perform its obligations under any Loan Agreement or related Credit Documentation, or for any failure by any Borrower or Obligor to obtain any required governmental approvals; (iii) Seller may consult with counsel, independent public accountants and experts selected by it (including counsel for any Borrower or Obligor) and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of any such professional; and (iv) Seller shall not, in the absence of gross negligence or willful misconduct by it, have any liability to Participant with respect to any act or statement which it may take or state, or refrain from acting or stating, which Seller determines is necessary or desirable.

(b) Seller shall provide to Participant via Electronic Transmission (including by posting on a Deal Platform) with respect to each Loan following the Sale Date related thereto (i) copies of any amendments to the Loan Agreement or related Credit Documentation that Seller may receive from time to time, (ii) copies of any written notice of default sent to any Borrower or Obligor by Seller or of which Seller has received a copy, and (iii) copies of all reports, certificate, notices (including without limitation, borrowing notices) and any other documents that sent by any Borrower or Obligor (or the administrative agent under the relevant Loan Agreement or related Credit Documentation), provided that Seller shall be deemed to satisfy the foregoing obligation if the same document, notice, certificate, report and/or other document has been provided by Seller to Participant under the Sourcing and Servicing Agreement.

(c) Subject to applicable law or regulation and the terms of the Loan Agreement and related Credit Documentation applicable to each Participation Interest, Seller shall provide to Participant (including by posting to a Deal Platform) such information and report as required of Seller in its capacity as the Servicer (under and as defined in the Sourcing and Servicing Agreement). Without prejudice to the terms and conditions of the Sourcing and Servicing Agreement: (i) Seller shall have no liability to Participant regarding the validity or content of the information and documents furnished pursuant to this Section 11(c), including any information and documents posted on a Deal Platform, (ii) NO WARRANTY OF ANY KIND IS MADE BY SELLER IN CONNECTION WITH ANY DEAL PLATFORM AND THE INFORMATION AND DATA SET FORTH THEREIN, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD-PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, and (iii) Seller shall have no responsibility for maintaining or providing any equipment, software, services or any testing required in connection with any Deal Platform or for the validity or accuracy of the data and information set forth in any report.

12.   Reimbursement of Expenses; Indemnification.

(a) Participant will reimburse Seller on demand for (i) the Assumed Obligations (including without limitation, reasonable and documented legal fees and expenses) incurred by Seller in connection with the protection or enforcement of its rights under or in connection with the Loan Agreement or related Credit Documentation for such Loan, and (ii) all reasonable costs and expenses (including without limitation, reasonable and documented legal fees and expenses) incurred by Seller in connection with enforcement by Seller (whether through negotiations, legal proceedings or otherwise) of this Agreement; provided such costs or expenses did not result from Seller’s gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final non-appealable judgment or order. In no event shall Seller be liable for any special, indirect, consequential or punitive damages (including any loss of profits, business or anticipated savings) in connection herewith and Participant hereby waives, releases and agrees not to sue upon any such claim for any special, indirect, consequential or punitive damages whether or not accrued and whether or not known or suspected to exist in its favor.

(b) Seller shall indemnify, defend, and hold Participant and its officers, directors, agents, partners, members, controlling Persons and employees (collectively, “Participant Indemnitees”) harmless from and against any liability, claim, cost, loss, judgment, damage or expense (including reasonable and documented attorneys’ fees and out-of-pocket expenses) (all of the foregoing being collectively referred to as “Participant Indemnified Amounts”) awarded against or actually incurred by such Participant Indemnitees as a result of, or arising out of a breach of any of Seller’s representations, warranties, covenants or agreements in this Agreement; provided that Participant Indemnified Amounts shall not be available to any Participant Indemnitee to the extent that such damages, losses, claims, liabilities and related costs and expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence, fraud, bad faith or willful misconduct on the part of such Participant Indemnitee.

(c) Participant shall indemnify, defend, and hold Seller and its officers, directors, agents, partners, members, controlling Persons, and employees (collectively, “Seller Indemnitees”) harmless from and against any liability, claim, cost, loss, judgment, damage or expense (including reasonable and documented attorneys’ fees and out-of-pocket expenses) (all of the foregoing being collectively referred to as “Seller Indemnified Amounts”), awarded against or actually incurred by such Seller Indemnitees as a result of or arising out of (i) a breach of any of Participant’s representations, warranties, covenants or agreements in this Agreement or (ii) Seller’s acting or refraining to act pursuant to any direction of Participant pursuant to this Agreement; provided that:

(x) Seller Indemnified Amounts shall not be available to any Seller Indemnitee to the extent that such damages, losses, claims, liabilities and related costs and expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence, fraud, bad faith or willful misconduct on the part of such Seller Indemnitee; and

(y) Seller Indemnified Amounts shall exclude any losses, claims, damages, expenses or liabilities for which BMO has been indemnified in its capacity as Seller or Servicer (each under and as defined in the Sourcing and Servicing Agreement) or in its capacity as a Lender or Administrative Agent (each under and as defined in the BMO Credit Agreement).

(d) If a third party commences any action or makes any demand against either party to this Agreement for which such party (“Indemnified Party”) is entitled to indemnification under this Agreement, such Indemnified Party shall promptly notify the other party (“Indemnifying Party”), of such action or demand; provided, however, that if the Indemnified Party assumes the defense of the action and fails to provide prompt notice to the Indemnifying Party, such failure shall not limit in any way the Indemnifying Party’s obligation to indemnify the Indemnified Party except to the extent that such failure materially prejudices the Indemnifying Party’s ability to defend the action. The Indemnifying Party may, at its own expense and without limiting its obligation to indemnify the Indemnified Party, participate in the defense of such action with counsel reasonably satisfactory to the Indemnified Party, or the Indemnifying Party may, at its own expense and without limiting its obligation to indemnify the Indemnified Party, assume the defense of such action with counsel reasonably acceptable to the Indemnified Party. In any event, the party hereto that has assumed the defense of such action shall provide the other party hereto with copies of all notices, pleadings, and other papers filed or served in such action. Neither party hereto shall make any settlement or adjustment without the other party’s prior consent, which consent (i) in the case of the Indemnifying Party will not be unreasonably withheld if the settlement or adjustment involves only the payment of money damages by the Indemnifying Party and (ii) in the case of the Indemnified Party may be withheld for any reason if the settlement or adjustment involves performance or admission by the Indemnified Party.

(e) Each indemnity in this Agreement is a continuing obligation, separate and independent from the other obligations of the parties hereto and survives termination of this Agreement or any transfer pursuant to this Agreement. It is not necessary for a party hereto to incur expense or make payment before enforcing a right of indemnity conferred by this Agreement.

(f)   If either party hereto pays any Agent Expenses, Assumed Obligations or Excluded Liabilities for which the other party is responsible in accordance with the definitions thereof and the terms of this Agreement, such other party shall, promptly upon the request of the party that shall have paid such amounts, reimburse such paying party for the full amount paid on such other party’s behalf.

(g) The parties hereto agree to bear their own respective legal and other costs and expenses for preparing, negotiating, executing and delivering this Agreement and any related documents and consummating the transactions contemplated hereunder.

(h) Participant shall reimburse Seller, promptly upon request for its applicable pro rata share of all reasonable and documented out-of-pocket expenses and disbursements (including reasonable and documented fees and disbursements of counsel) incurred by Seller (and not otherwise reimbursed by the applicable Borrower, the applicable Obligor or other third party) in connection with the Credit Documentation or any related documents and any effort to enforce or protect Seller’s or Participant’s rights or interests thereunder.

(i)   Notwithstanding anything to the contrary in this Agreement, in no event shall Participant be liable for any special, indirect, consequential or punitive damages (including any loss of profits, business or anticipated savings)in connection herewith and Seller hereby waives, releases and agrees not to sue upon any such claim for any special, indirect, consequential or punitive damages whether or not accrued and whether or not known or suspected to exist in its favor.

13.   Taxes.

(a) All taxes due and payable on any payments to be made to Participant under this Agreement, any notice, certificate or other document contemplated hereunder are Participant’s sole responsibility. All payments by Seller to Participant under this Agreement, any notice, certificate or other document contemplated hereunder, shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges, withholdings, other costs or liabilities (including interest, penalties, fines and additional amounts) with respect thereto, except to the extent required by applicable law.

(b) All payments by Participant to Seller under this Agreement, any notice, certificate or other document contemplated hereunder, shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges, withholdings, other costs or liabilities (including interest, penalties, fines and additional amounts) with respect thereto, except to the extent required by applicable law.

(c) Each party hereto intends that the transfer of each Participation Interest shall be treated as a true sale as of the date of the transfer of each such Participation Interest from the Seller to the Participant, including for U.S. federal income tax purposes except upon a contrary final determination by an applicable taxing authority. Each party shall cause its books and records and tax reporting to reflect and the books and records of each party shall reflect the transfer and sale of the Participation Interests.

14.   Successors and Assigns.

(a) This Agreement shall be binding on and inure to the benefit of the parties and their respective successors and permitted assigns.

(b) Participant acknowledges that Seller may assign any Loan and grant participations or other interests under the Loan Agreement and related Credit Documentation for any Loan, in each case, for so long as such assignment or participations are not with respect to and/or are not the Transferred Rights or the related Loans subject to this Agreement.

(c) Seller acknowledges and agrees that Participant has granted a security interest in all of its right, title and interest in the Participation Interests to the Collateral Agent (under, as defined in and pursuant to the BMO Credit Agreement).

(d) Participant agrees to (i) comply with the confidentiality provisions set forth in the Operative Documents and related Credit Documentation with respect to each Loan, and (ii) maintain the confidentiality of this Agreement, the Participation Interests, and any information and documents furnished by Seller in connection herewith; provided that Participant may disclose the existence of the Participation Interests, the terms thereof and any confidential information and documents furnished to it in connection therewith, to any regulatory body having authority over Participant or as required by law, or to Participant’s officers, directors, employees, affiliates, counsel and representatives who need to know such information in order for Participant to assess its rights and obligations and perform its duties under this Agreement (it being understood that such individuals shall be informed of the confidential nature of such information and documents and shall be directed to treat such information and documents as confidential).

(e) Each of the parties agrees and acknowledges that the Participation Interests are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code.

(f)   [Reserved].

(g) [Reserved].

15.   Notices. Unless otherwise specified herein, all notices and other communications provided for hereunder will be in writing and in the English language and sent by mail or courier or by Electronic Transmission, if to Participant at c/o StepStone Private Credit Fund LLC, 450 Lexington Avenue, 31st Floor, New York, New York 10017, email: joseph.cambareri@stepstonegroup.com; christopher.park@stepstonegroup.com; bstrainyte@stepstoneglobal.com; PDLegal@stepstoneglobal.com Alesia.Dawidowicz@stepstonegroup.com; Ariel Goldblatt Ariel.Goldblatt@stepstonegroup.com; phone: (212) 351-6100, and, if to Seller, at Bank of Montreal, 320 S. Canal Street Chicago, IL 60606, Attention: Jason Swanson, email: Jason.Swanson@bmo.com phone: (312) 293-8196 (with a copy, which shall not constitute notice, to Katten Muchin Rosenman LLP, 525 W. Monroe Street, IL 60661, Attention: John Huang, email: john.huang@katten.com phone: (312) 902-5333), or, as to either party, at such other address (including e-mail addresses) as is designated by such party in a written notice to the other party. Unless otherwise stated herein, all such notices and communications will be effective: (a) if sent by Electronic Transmission, upon confirmation of receipt of such Electronic Transmission, and (b) if sent by mail or courier, upon receipt.

16.   Miscellaneous.

(a) No failure or delay of either party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or remedy preclude any other or further exercise thereof or the exercise of any other right or remedy. The rights and remedies of the parties hereunder are cumulative and not exclusive of any other rights and remedies.

(b) No amendment or waiver of any provision of this Agreement, nor consent to any departure by Participant or Seller therefrom, will in any event be effective unless the same is in writing and signed by Seller and Participant, and, for so long as the BMO Credit Agreement is not terminated, approved by BMO (such approval not to be unreasonably withheld, delayed or conditioned) and then such waiver or consent will be effective only in the specific instance and for the specific purpose for which given.

(c) This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and thereof.

(d) This Agreement may be signed in any number of counterparts, each of which shall be an original and all of which taken together shall constitute one and the same instrument. Any signature delivered by E-Signature shall constitute and be deemed an original signature hereto. Participant hereby agrees that Seller is entitled to rely any E-Signature or Electronic Transmission sent or purported to be sent by Participant and that each E-Signature and Electronic Transmission is valid and binding on Participant, irrespective of any error or fraud contained therein or the identity of the individual who sent the E-Signature or Electronic Transmission, except to the extent of Seller’s gross negligence or willful misconduct. Neither Seller nor Participant will contest the validity, legally binding nature or enforceability of an E-Signature on the basis that the act of sending an E-Signature electronically is invalid or not binding on such party.

(e) For the purpose of this Agreement, the following terms shall have the meanings set forth below:

“1940 Act” means the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

“Affiliate” means “affiliate” as defined in either (a) Bankruptcy Code §101(2) or (b) Rule 144 of the Securities Act.

“Agent” means, with respect to a loan facility of which any Loan is a part, any Lender or Affiliate of a Lender listed in the underlying Loan Agreement (or on the cover page thereto) as a “Bookrunner”, “Arranger”, “Syndication Agent”, “Documentation Agent”, “Collateral Agent”, “Administrative Agent” or other similar capacity.

“Agent Expenses” means, with respect to any Participation Interest in a Loan, any costs, liabilities, losses, claims, damages, and expenses incurred by, and any indemnification claims of, any Agent under the related Credit Documentation, for which such Agent has recourse against Seller under such Credit Documentation and that are attributable or allocable to the related Transferred Rights.

“Bankruptcy Code” shall mean Title 11, United States Code, 11 U.S.C. §§ 101 et seq.

“Bankruptcy Event” shall be deemed to have occurred with respect to a Person if either:

(a) a case or other proceeding shall be commenced, without the application or consent of such Person, in any court, seeking the liquidation, reorganization, debt arrangement, dissolution, winding up, or composition or readjustment of debts of such Person, the appointment of a trustee, receiver, custodian, liquidator, assignee, sequestrator or the like for such Person or all or substantially all of its assets, or any similar action with respect to such Person under any law relating to bankruptcy, insolvency, reorganization, winding up or composition or adjustment of debts, and such case or proceeding shall continue undismissed, or unstayed and in effect, for a period of 60 consecutive days; or an order for relief in respect of such Person shall be entered in an involuntary case under the federal bankruptcy laws or other similar laws now or hereafter in effect; or

(b) such Person shall commence a voluntary case or other proceeding under any Bankruptcy Laws now or hereafter in effect, or shall consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) for such Person or all or substantially all of its assets, or shall make any general assignment for the benefit of creditors, or shall fail to, or admit in writing its inability to, pay its debts generally as they become due, or, if a corporation or similar entity, its board of directors or members shall vote to implement any of the foregoing.

“Bankruptcy Laws” shall mean the Bankruptcy Code and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, suspension of payments, or similar debtor relief laws from time to time in effect affecting the rights of creditors generally.

“Benefit Plan” means an “employee benefit plan” (as defined in ERISA) that is subject to Part 4 of Subtitle B of Title I of ERISA, a “plan” as defined in and subject to Section 4975 of the Code, or any entity whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“BMO Credit Agreement” means the Loan and Security Agreement dated as of May 1, 2023 (as amended, restated, supplemented or otherwise modified from time to time) between, among others, Bank of Montreal (as the administrative agent and as the Collateral Agent), and Stepstone Great Lakes SPV Facility II LLC (as the borrower).

“Business Day” has the meaning given to such term in the BMO Credit Agreement.

“Code” means the U.S. Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated under it.

“Confirmation” means, with respect to any Participation Interest, a confirmation of such Participation Interest in the form of Exhibit 4(a) hereto.

“Commitment” means, with respect to a Loan, the principal amount as set forth in Annex A that, as of the relevant Sale Date, has not been funded or advanced to the relevant Borrower.

“Electronic Transmission” means each document, instruction, authorization, file, information and any other communication transmitted, posted or otherwise made or communicated by e-mail or facsimile, or otherwise to or from an E-System.

“Entity” means any individual, partnership, corporation, limited liability company, association, estate, trust, business trust, Governmental Authority, fund, investment account or other entity.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated under it.

“E-Signature” means the process approved by Seller of attaching to or logically associating with an Electronic Transmission an electronic symbol, encryption, digital signature or process (including the name or an abbreviation of the name of the party transmitting the Electronic Transmission) with the intent to sign, authenticate or accept such Electronic Transmission.

“E-System” means any Deal Platform and any other electronic system approved by Seller, including Syndtrak®, Intralinks® and ClearPar® and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by Seller or any of its Affiliates, or any other person providing for access to data protected by passcodes or other security system.

“FATCA” means Sections 1471 through 1474 of the Code (or any amended or successor version), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, any applicable intergovernmental agreements entered into in connection with the implementation of such Sections of the Code and any applicable fiscal or regulatory legislation, rules or practices adopted pursuant to any such intergovernmental agreements.

“Federal Funds Rate” means, for any date, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates set by the Federal Reserve Bank of New York on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day in The Wall Street Journal (Eastern Edition), or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the parties hereto from three federal funds brokers of recognized standing selected by the parties hereto. For a day that is not a Business Day, the Federal Funds Rate shall be the rate applicable to federal funds transactions on the immediately preceding day for which such rate is reported.

“Governmental Authority” means any federal, state, or other governmental department, agency, institution, authority, regulatory body, court or tribunal, foreign or domestic, and includes arbitration bodies, whether governmental, private or otherwise.

“Income Collections” means, with respect to any Participation Interest, any payment or other distribution, whether received by setoff or otherwise, of cash (including interest), notes, securities, or other property (including any collateral security for the related Loan) or proceeds under or in respect of the related Transferred Rights (but excluding, however, any related Retained Interest Collections).

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“Lender” means, with respect to any Loan, a lender under the Loan Agreement with respect to such Loan, and its successors, transferees and permitted assigns.

“Loan” means, with respect to a Participation Interest, the related “Loan” in an outstanding principal amount specified in Annex A, as such amounts may change from time to time after the Sale Date as a result of the repayment of principal, and includes the note(s) (if any) evidencing such Loan issued under the relevant Loan Agreement.

“Person” means any individual, corporation, company, voluntary association, partnership, joint venture, trust, unincorporated organization or government (or any agency, instrumentality or political subdivision thereof).

“PIK Interest” means any paid-in-kind interest, fees or other amounts paid or payable in kind prior to the Sale Date in connection with the Loans and Commitments (if any) pursuant to the underlying Loan Agreement.

“Proceeding” means any suit in equity, action at law or other judicial or administrative proceeding.

“Retained Interest” means, with respect to any Participation Interest, the right retained by Seller (a) to receive in connection with the related Loan, in accordance with the provisions of Section 4(b), payments or other distributions, whether received by setoff or otherwise, of cash (including interest), notes, securities or other property (including collateral security for the related Loan) or proceeds paid or delivered in respect of, all interest and accruing ordinary course fees (such as commitment, facility, letter of credit and other similar fees) that accrue during the period before (but excluding) the applicable Sale Date and (b) to exercise certain voting rights with respect to the related Loan in accordance with Section 6.

“Retained Interest Collection” means, with respect to any Participation Interest, a payment or other distribution, whether received by setoff or otherwise, of cash (including interest), notes, securities or other property (including collateral security for the related Loan) or proceeds payable or deliverable to Seller in respect of any related Retained Interest.

“Securities Act” means the Securities Act of 1933, 15 U.S.C. §§77a et seq., as amended, and the rules and regulations promulgated under it.

“Sourcing and Servicing Agreement” means that certain Sourcing and Servicing Agreement dated as of May 1, 2023 (as amended, restated, supplemented or otherwise modified from time to time) between Seller (in its capacity as seller thereunder), Bank of Montreal (in its capacity as the servicer thereunder) and Participant (in its capacity as purchaser thereunder).

“Transferred Rights” means, with respect to any Participation Interest, (i) all of Seller’s rights in its capacity as a Lender under the Loan Agreement of the related Loan and any other documents or instruments delivered pursuant thereto to the extent related to such Loan and related Commitment (if any), including without limitation any letters of credit, guarantees, and swingline loans included in such Loan, including without limitation all of the Income Collections (excluding, however, the related Retained Interest, if any); and (ii) to the extent relating to the rights set forth in the preceding clause (i) and permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of Seller in its capacity as a Lender against any Person, whether known or unknown, arising under or in connection with the Loan Agreement of the related Loan, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity. For the avoidance of doubt, the term “Transferred Rights” shall not include any right to a fee or other economic benefit that Seller receives (i) in its capacity as Agent for the related Loan or in any other capacity other than in its capacity as a Lender or (ii) as compensation for any services that it may provide in connection with any loan facility (including without limitation, fees received in connection with underwriting, syndication or other services provided by Seller).

(f)   If any provision of this Agreement is held illegal or unenforceable, the validity of the remaining provisions shall not be affected.

(g) Nothing in this Agreement shall constitute a partnership, joint venture or other form of association between Seller and Participant. Seller is not acting as agent for Participant under this Agreement, any Loan Agreement or under any related Credit Documentation.

17.   Limited Recourse; Non Petition.

(a) Notwithstanding any other provision of this Agreement, Seller agrees that it may not institute against, or join any other person in instituting against, Participant any bankruptcy, reorganization, arrangement, insolvency, winding-up, moratorium or liquidation Proceedings, or other Proceedings under U.S. federal or state bankruptcy or similar.

(b) Notwithstanding any other provision of this Agreement:

(i) The obligations of Participant under this Agreement are at all times limited recourse obligations of Participant payable solely from Participant’s assets available at such time, and, following realization of such assets and application of the proceeds thereof, all obligations of and any claims against Participant hereunder after such realization shall be extinguished and shall not thereafter revive.

(ii) No recourse shall be had against any officer, director, employee, shareholder, member, manager, beneficial owner, trustee, authorized person or incorporator of Participant or its manager or their respective affiliates, successors or assigns for any amounts payable under this Agreement.

(c) The provisions of this Section 17 shall survive the termination of this Agreement.

18.   Relationship Between Seller and Participant. The relationship between Seller and Participant shall be that of seller and buyer. Neither is a trustee or agent for the other, nor does either have any advisory or fiduciary obligations to the other. This Agreement shall not be construed to create a partnership or joint venture between the parties. In no event shall the Participation Interests or the sale and purchase thereof be construed as a loan from Participant to Seller. Each party hereto agrees to act in accordance with, and to take such actions from time to time as may be reasonably requested by the other party to confirm, reaffirm and give full effect to, such intent.

19.   Termination. This Agreement is a continuing agreement and will remain in full force and effect until the occurrence of (i) receipt of written notice of termination by Seller or Participant following payment in full of all Loans and the termination of the related Commitments (if any), and (ii) the date Seller reasonably determines that it is in receipt of all anticipated Income Collections with respect to all Participation Interests.

20.   Governing Law, Submission to Jurisdiction. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York. Each party irrevocably submits to the non-exclusive jurisdiction of any New York State or Federal court sitting in New York City in any action or proceeding arising out of or relating to this Agreement, agrees that service of process in any such action or proceeding may be effected by mailing or delivering copies of such process to its address set forth herein, irrevocably waives objection to venue in connection with any such action or proceeding in any such court, and irrevocably waives any claim that any such action or proceeding brought in any such court has been brought in an inconvenient forum. Each party irrevocably waives any immunity, on the ground of sovereignty or otherwise, from jurisdiction, attachment prior to judgment, other attachment, execution or other legal process in connection with its obligations hereunder.

21.   WAIVER OF JURY TRIAL. EACH OF PARTICIPANT AND SELLER IRREVOCABLY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR PARTICIPANT’S OR SELLER’S ACTIONS IN THE NEGOTIATION, ADMINISTRATION OR ENFORCEMENT HEREOF.

22.   Compliance With Law; Cooperation.

(a) Participant shall provide Seller with such information as Seller may require from time to time, and shall update that information as required by Seller from time to time, to enable Seller to comply with any law or regulation of any jurisdiction or any agreement entered with or between any competent regulatory, prosecuting, tax or governmental authority in any jurisdiction. Participant shall in particular notify Seller within 30 days of any material change in, or in the validity of, any information that Participant provides or has previously provided to Seller.

(b) Participant consents to the collection, storage and processing by Seller and its Affiliates, service providers and other representatives and the sharing, transfer and disclosure between Seller and its Affiliates, service providers and other representatives and any competent regulatory, prosecuting, tax or governmental authority in any jurisdiction of any information relating to Participant and its Affiliates and representatives obtained in the course of the sale and purchase of Participation Interests for the purposes of compliance with any law or regulation of any jurisdiction or any agreement entered into with or between any governmental authority in any jurisdiction or as required by or for the purposes of any court, legal process, audit or investigation of any competent regulatory, prosecuting, tax or governmental authority in any jurisdiction. Before providing Seller with any information relating to identifiable individuals, Participant will inform them of and obtain their consent to this processing, disclosure and transfer, acknowledging that the persons to whom Seller discloses their information may be in jurisdictions without data privacy laws as strict as in Participant’s jurisdiction.

(c) References in this Agreement to any tax required to be withheld by applicable law shall include any amounts required to be withheld under the law or regulation of any jurisdiction, domestic or foreign, or any agreement entered with or between any competent regulatory, prosecuting, tax or governmental authority in any jurisdiction.

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute and deliver this Agreement as of the date first written above.

BANK OF MONTREAL, as Seller

By:	/s/ Jason Swanson
	Name:	Jason Swanson
	Title:	Managing Director

[Signature Page to Master Participation Agreement]

STEPSTONE GREAT LAKES SPV FACILITY II LLC, as Participant

By:	/s/ Joseph Cambareri
	Name:	Joseph Cambareri
	Title:	Chief Financial Officer

[Signature Page to Master Participation Agreement]

Exhibit 2(a)

FORM OF SALE NOTICE

Date:

[Participant]

Ladies and Gentlemen:

We refer to the Master Participation Agreement, dated May 1, 2023 (the “Master Participation Agreement”), between Bank of Montreal, a Canadian chartered bank acting through its Chicago branch (solely in its respective individual capacity and, with respect to each Participation Interest, in its capacity as a Lender and not as an Agent under each applicable Loan, “Seller”), and Stepstone Great Lakes SPV Facility II LLC (“Participant”). Terms not defined in this Sale Notice shall have the meanings set forth in the Master Participation Agreement.

Pursuant to Section 2 of the Master Participation Agreement, this Sale Notice sets forth the terms of the Participation Interests for the Loans listed on Annex A hereto for which the Participation Interest is being sold and transferred to the Participant pursuant to the Master Participation Agreement.

The Sale Date1 for the Participation Interests shall be ________ __, 20__.

1	Except for the initial Sale Date, the second Business Day following the date of the Sale Notice.

Exhibit 2(a)-1

Seller hereby certifies that it has funded, or is simultaneously with the funding of the Participation Interest funding, the Loan relating to the Participation Interest under the related Loan Agreement.

On the Sale Date, please remit payment of the Purchase Price to the account designated by Seller.

By its execution of this Sale Notice and payment of the Purchase Price, Participant hereby agrees to purchase the Participation Interests in the Loans listed on Annex A hereto on the Sale Date listed above pursuant to the terms of the Master Participation Agreement.

Very truly yours,

BANK OF MONTREAL

By:
Name:
Title:

Exhibit 2(a)-2

Annex A

Loan Agreement	Agent	Borrower(s)	Additional Obligors	Outstanding Principal Amount of Loan	Commitment	Purchase Price
				$_____________	$_____________	$_____________
				$_____________	$_____________	$_____________
				$_____________	$_____________	$_____________

Total Amount Due on the Sale Date: $

Annex A - 1

Exhibit 4(a)

FORM OF CONFIRMATION

CONFIRMATION (this “Confirmation”) dated as of [●] 202[●], between Bank of Montreal, a Canadian chartered bank acting through its Chicago branch (solely in its respective individual capacity and, with respect to each Participation Interest, in its capacity as a Lender and not as an Agent under each applicable Loan, “Seller”) and Stepstone Great Lakes SPV Facility II LLC (“Participant”), relating to the Participation Interests (as referred to below) sold by Seller to Participant.

This Confirmation evidences that Seller has sold to Participant the Participation Interests listed below. The Participation Interests are subject to the terms, conditions and provisions of the Master Participation Agreement dated as of May 1, 2023 as amended and in effect from time to time (the “Master Participation Agreement”), between Seller and Participant. Terms defined in the Master Participation Agreement have the same meanings herein as therein.

Loan Agreement	Agent	Borrower(s)	Additional Obligors	Outstanding Principal Amount of Loan	Commitment	Purchase Price	Sale Date
				$_____________	$_____________	$_____________
				$_____________	$_____________	$_____________
				$_____________	$_____________	$_____________

Exhibit 4(a)